Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Deciphera Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

	Primary Offering of Securities:

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 456(b) and Rule 457(r)	(1)	(2)	(1)	—	(3)

Fees to Be Paid	Equity	Preferred Stock	Rule 456(b) and Rule 457(r)	(1)	(2)	(1)	—	(3)

Fees to Be Paid	Debt	Debt Securities	Rule 456(b) and Rule 457(r)	(1)	(2)	(1)	—	(3)

Fees to Be Paid	Equity	Warrants (4)	Rule 456(b) and Rule 457(r)	(1)	(2)	(1)	—	(3)

Fees to Be Paid	Equity	Units (5)	Rule 456(b) and Rule 457(r)	(1)	(2)	(1)	—	(3)

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(o)	$200,000,000	(2)	$200,000,000	0.0001102	$22,040

Fees to Be Paid	Total Registration Fee:			$200,000,000	—	$200,000,000	—	$22,040

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$200,000,000		$22,040

	Total Fees Previously Paid								—

	Total Fee Offsets								—

	Net Fee Due							$22,040

(1)

The securities registered hereunder include such indeterminate number of (a) shares of common stock, (b) shares of preferred stock, (c) debt securities, (d) warrants to purchase common stock, preferred stock or other securities of the registrant, and (e) units consisting of some or all of these securities in any combination, as may be sold from time to time by the registrant. There are also being registered hereunder an indeterminate number of shares of common stock and preferred stock as shall be issuable upon conversion, redemption, repurchase, exchange or exercise of any securities that provide for such issuance. Any securities registered hereunder may be sold separately or together with other securities registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the Registrant’s securities that become issuable by reason of any stock splits, stock dividend or similar transaction.

(2)	The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.
(3)

Pursuant to Rules 456(b) and 457(r) under the Securities Act, the Registrant is deferring payment of the entire registration fee other than the registration fee due in connection with $200,000,000 of shares of common stock that may be issued and sold from time to time under the sales agreement prospectus included herein. Any subsequent registration fees will be paid on a pay-as-you-go basis.

(4)

Warrants may be sold separately or together with any of the securities registered hereby and may be exercisable for shares of common stock, preferred stock, debt securities, or units registered hereby. Because the warrants will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.

(5)

Each unit will be issued under a unit agreement and will represent an interest in two or more securities registered pursuant to this registration statement, which may or may not be separable from one another. Because the units will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.